FOR IMMEDIATE RELEASE

Core Molding Technologies Appoints New Board Member

COLUMBUS, Ohio – November 2, 2023 – Core Molding Technologies, Inc. (NYSE American: CMT) announced today that Salvador Miñarro has been appointed to its Board of Directors. Mr. Miñarro is the Chief Executive Officer of Darnel Group, a global leader in the production of high-quality, food-grade sustainable packaging solutions and a pioneer in post-consumer recycled material. Prior to the Darnel Group Mr. Miñarro was the President and Chief Executive Officer of Vitro Automotive and also held executive positions in operations, sales and finance at Libbey, Inc. Mr. Miñarro has an executive MBA from Instituto Panamericano de Alta Dirección de Empresas, Master’s degree in Finance from University of Southern California, and a Bachelor’s degree in Industrial Engineer from Inst. Tecnológico y de Estudios Superiores de Monterrey.

“We are pleased to have Sal join the Board and look forward to his contributions to the Company. Sal’s extensive experience and background in the manufacturing space as well as his experience operating in Canada and Mexico is invaluable and will be instrumental to the Company achieving its strategic growth goals,” said Thomas Cellitti, Chairman of the Board of Core Molding Technologies, Inc.

“Sal’s manufacturing knowledge and corporate leadership skills will be a great complement to the diverse talents of our current Board members. We are excited to have Sal as part of the Core team,” Cellitti continued.

About Core Molding Technologies, Inc.
Core Molding Technologies is a leading engineered materials company specializing in molded structural products, principally in building products, utilities, transportation and powersports industries across North America. The Company operates in one operating segment as a molder of thermoplastic and thermoset structural products. The Company’s operating segment consists of one reporting unit, Core Molding Technologies. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These thermoset processes include compression molding of sheet molding compound (“SMC”), resin transfer molding (“RTM”), liquid molding of dicyclopentadiene (“DCPD”), spray-up and hand-lay-up. The thermoplastic processes include direct long-fiber thermoplastics (“DLFT”) and structural foam and structural web injection molding. Core Molding Technologies serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction, and other commercial products. The demand for Core Molding Technologies’ products is affected by economic conditions in the United States, Mexico, and Canada. Core Molding Technologies’ operations may change proportionately more than revenues from operations.